Exhibit 99.6

C&D Technologies, Inc.

Offer to Exchange

relating to

All Outstanding 5.25% Convertible Senior Notes Due 2025 and

Offer to Exchange

relating to

All Outstanding 5.50% Convertible Senior Notes Due 2026

CUSIP Nos. 124661AA7, 124661AD1, 124661AB5 and 124661AC3

(the “Notes”)

for shares of Common Stock

THE EXCHANGE OFFER WILL EXPIRE AT 11:59 P.M., PREVAILING EASTERN TIME, ON DECEMBER 13, 2010, UNLESS EXTENDED OR EARLIER TERMINATED BY C&D TECHNOLOGIES, INC. (THE “EXPIRATION DATE”). TENDERS MAY BE WITHDRAWN AT ANY TIME PRIOR TO 11:59 P.M., PREVAILING EASTERN TIME, ON THE EXPIRATION DATE. NOTES THAT ARE NOT TENDERED OR THAT ARE WITHDRAWN BEFORE THE EXPIRATION DATE WILL REMAIN OUTSTANDING, THE INSTRUCTIONS ACCOMPANYING THIS LETTER OF TRANSMITTAL SHOULD BE READ CAREFULLY BEFORE THIS LETTER OF TRANSMITTAL IS COMPLETED.

IN EXCHANGE FOR EACH $1,000 OF PRINCIPAL AMOUNT OF THE 2005 NOTES VALIDLY TENDERED (AND NOT VALIDLY WITHDRAWN) AND ACCEPTED BY US (SUBJECT TO THE CONDITIONS SET FORTH HEREIN), HOLDERS OF THE 2005 NOTES WILL RECEIVE 3,962.18 SHARES OF OUR COMMON STOCK UPON CONSUMMATION OF THE EXCHANGE OFFER (FOR AN AGGREGATE OF UP TO 297,163,445 NEWLY ISSUED SHARES OF COMMON STOCK). IN EXCHANGE FOR EACH $1,000 OF PRINCIPAL AMOUNT OF THE 2006 NOTES VALIDLY TENDERED (AND NOT VALIDLY WITHDRAWN) AND ACCEPTED BY US (SUBJECT TO THE CONDITIONS SET FORTH HEREIN), HOLDERS OF THE 2006 NOTES WILL RECEIVE 3,959.91 SHARES OF OUR COMMON STOCK UPON CONSUMMATION OF THE EXCHANGE OFFER (FOR AN AGGREGATE OF UP TO 205,915,534 NEWLY ISSUED SHARES OF COMMON STOCK).

To Our Clients:

Enclosed for your consideration is the prospectus and disclosure statement for solicitation of acceptances of the prepackaged plan of reorganization dated October 20, 2010 (the “Prospectus”) of C&D Technologies, Inc., a Delaware corporation (the “Company”), and a letter of transmittal (the “Letter of Transmittal”) which together describe the Company’s offer to exchange (the “Exchange Offer”) all of its outstanding 5.25% Convertible Senior Notes due 2025 (the “2005 Notes”), including all accrued and unpaid interest thereon through the consummation of the Exchange Offer, for up to approximately 56.1% of the shares of common stock in the Company, par value $0.01 per share (the “Common Stock”), and the Company’s offer to exchange all of its 5.50% Convertible Senior Notes due 2026 (the “2006 Notes” and, together with the 2005 Notes, the “Notes”), including all accrued and unpaid interest thereon through the consummation of the Exchange Offer, for a pro rata share of up to approximately 38.9% of the shares of common stock in the Company, with the percentage of the Common Stock to be issued to the holders of the 2005 Notes and the 2006 Notes (collectively, the “Noteholders”) to be ratably reduced in the event that less than 100% of the outstanding 2005 Notes or 2006 Notes, respectively, are tendered and accepted in the Exchange Offer. The Exchange Offer is being extended to all Noteholders and the closing of the Exchange Offer is conditioned upon, among other things, at least 95% of the aggregate principal amount of the Notes being tendered and not withdrawn.

Concurrently with the Exchange Offer, the Company is soliciting acceptances of the prepackaged plan of reorganization, as described in the Prospectus (the “Prepackaged Plan”), in the event the Exchange Offer is not consummated. If the conditions of the Exchange Offer are not satisfied or waived and a sufficient number and amount of Noteholders vote to accept the Prepackaged Plan, the Company will pursue an in-court restructuring. If confirmed, the Prepackaged Plan would have substantially similar effect as if 100% of Noteholders had tendered their Notes in the Exchange Offer. To confirm the Prepackaged Plan, Noteholders representing at least 2/3 in amount and more than 1/2 in number of those who vote must vote to accept the plan.

Please note that you are being asked to make two separate decisions:

•	one in connection with the Exchange Offer, and

•	one in connection with the Prepackaged Plan.

Capitalized terms used herein and not defined herein shall have the meanings ascribed to them in the Prospectus.

This material relating to the Exchange Offer and Prepackaged Plan is being forwarded to you as the beneficial owner of Notes held by us for your account or benefit but not registered in your name. A tender of any Notes may only be made by us as the registered Holder and pursuant to your instructions. Therefore, beneficial owners of Notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee are urged to contact such registered Holder promptly if they wish to tender Notes pursuant to the Exchange Offer.

To tender your Notes in the Exchange Offer, please follow the instructions in the section in the Prospectus titled “The Exchange Offer—Procedures for Tendering Notes” and in the Letter of Transmittal.

To submit your Ballot for the Prepackaged Plan, please follow the instructions in the section in the Prospectus entitled “The Prepackaged Plan—Solicitation and Voting Procedures” and in the Ballot attached thereto.

Please note that Ballots and tenders of Notes must be received by the Expiration Date, 11:59 p.m., prevailing Eastern Time, unless extended or earlier terminated by the Company.

Ballots and tenders of Notes may be withdrawn at any time prior to 11:59 p.m., prevailing Eastern Time on the Expiration Date.

Your attention is directed to the following:

1.	The Exchange Offer is being made for any and all Notes.

2.	The Prospectus, which contains important information, including information regarding the Company’s financial condition.

3.	If you wish to tender any Notes pursuant to the Exchange Offer, we must receive your instructions in ample time to permit us to effect a tender of Notes on your behalf on or prior to the Expiration Date (11:59 p.m., prevailing Eastern Time, unless extended or earlier terminated by the Company).

4.	If you wish to accept the Prepackaged Plan, we must receive your instructions on or prior to the Expiration Date (11:59 p.m., prevailing Eastern Time, unless extended or earlier terminated by the Company).

5.	The Exchange Offer is subject to certain conditions set forth in the Prospectus under the caption “The Exchange Offer—Conditions to the Completion of the Exchange Offer.” The Company reserves the right to waive satisfaction of any or all conditions described in the Prospectus. Any Notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer.

In exchange for each $1,000 of principal amount of the 2005 Notes validly tendered (and not validly withdrawn) and accepted by us (subject to the conditions set forth herein), holders of the 2005 Notes will receive 3,962.18 shares of our Common Stock upon consummation of the Exchange Offer. In exchange for each $1,000 of principal amount of the 2006 Notes validly tendered (and not validly withdrawn) and accepted by us (subject to the conditions set forth herein), holders of the 2006 Notes will receive 3,959.91 shares of our Common Stock upon consummation of the Exchange Offer.

Noteholders are urged to read the Prospectus, including the section entitled “Risk Factors—Risks to Becoming Holders of Common Stock or New Common Stock—Noteholders who participate in this Exchange Offer or, in the alternative receive New Common Stock pursuant to the Prepackaged Plan will lose their rights under the indentures governing the Notes”, and those portions of the Prospectus that compare the rights, preferences, powers and privileges of holders of Notes and holders of Common Stock.